Exhibit 99.1

Polaris Reports First Quarter 2010 Results; EPS Increased 127% on 16% Sales Growth

Performance Driven by Retail Sales Growth and Market Share Gains in Off-Road Vehicles, Victory and International and Improved Gross Margins

First Quarter Highlights:

  Sales grew 16% to $361.7 million from last year’s first quarter
  Net income increased 127% to $0.59 per diluted share, representing a first quarter record for Polaris
  Gross margin percentage for the first quarter 2010 increased 170 basis points to 26.2% due to lower product cost, higher selling prices and favorable currency movements
  Raising guidance for full year 2010 earnings to a range of $3.48 to $3.60 per diluted share, a 14% to 18% increase over full year 2009 on expected full year 2010 sales growth of 8 % to 11%
  The Polaris Board of Directors has approved the regular quarterly cash dividend of $0.40 per share payable May 17, 2010 to shareholders of record as of May 3, 2010

MINNEAPOLIS--(BUSINESS WIRE)--April 21, 2010--Polaris Industries Inc. (NYSE:PII) today reported record first quarter net income of $19.8 million, or $0.59 per diluted share for the quarter ended March 31, 2010. By comparison, 2009 first quarter net income was $8.5 million, or $0.26 per diluted share, which included an $0.18 per diluted share non-cash impairment charge on the Company’s investment in KTM. Sales for the first quarter 2010 totaled $361.7 million, an increase of 16 percent from last year’s first quarter sales of $312.0 million.

“Our first quarter results demonstrate that the investments we made throughout the economic downturn have prepared us well to accelerate growth in 2010. Our first quarter sales and earnings growth exceeded our expectations driven by solid execution of our long-term strategy, which includes successfully developing and marketing innovative new products and improving operational efficiencies across our business,” commented Scott Wine, Polaris’ Chief Executive Officer. “Total Company retail sales to consumers in North America grew nine percent during the first quarter, as we saw strong demand for our Off-Road vehicles and Victory motorcycles. Our international sales to customers outside of North America grew 41 percent in the quarter, with surprising strength in Europe and several developing markets. Polaris achieved strong market share improvements in ORV and Victory Motorcycles as our retail sales performance was notably stronger than overall industry retail sales, which remained weak through most of the first quarter.”

Wine continued, “Profitable growth is an important objective for Polaris, and we leveraged operational excellence to ensure that margin expansion accompanied our strong 16 percent organic growth in the quarter. The gross margin expansion realized during the quarter was the result of a number of operational initiatives including the utilization of our world-class engineering team to reduce product costs and our Max Velocity Program, which is enabling us to work with our dealers to drive retail sales and market share growth more efficiently.”

Wine concluded, “While we still have concerns about the strength of the economic recovery and our core powersports industry, I am confident in the ability of this Polaris team to capitalize on our investments in the development of innovative, high quality products, our international expansion efforts and the many exciting new market adjacencies that we are pursuing. We fully expect to deliver consistent long-term, sustainable growth and profitability for all stakeholders.”

2010 Business Outlook

Based on Polaris’ performance during the 2010 first quarter and expectations for the remainder of the year, the Company is increasing its full year sales and earnings guidance for 2010. The Company now expects full year 2010 earnings to be in the range of $3.48 to $3.60 per diluted share, an increase of between 14 and 18 percent when compared to earnings of $3.05 per diluted share for the full year 2009. Sales for the full year 2010 are now expected to grow in the range of 8 to 11 percent. For the second quarter of 2010, the Company expects total sales to increase in the range of 14 to 17 percent primarily due to continued strength in ORV, Victory motorcycles and international retail sales to consumers. Second quarter 2010 earnings are expected to be in the range of $0.63 to $0.67 per diluted share, an increase of 19 to 26 percent, compared to earnings of $0.53 per diluted share for the second quarter of 2009.

First Quarter Performance Summary (in thousands except per share data)
	Three Months ended March 31,
Product line Sales	2010	2009	Change
Off-Road Vehicles	$250,403	$215,461	16%
Snowmobiles	5,554	8,166	-32%
On-Road/Victory Motorcycles	25,353	13,836	83%
Parts, Garments & Accessories	80,398	74,561	8%
Total Sales	$361,708	$312,024	16%

Gross profit	$94,914	$76,434	+24%
Gross profit as a % of sales	26.2%	24.5%	+170 bpts
Operating expenses	$67,234	$58,047	+16%
Operating expenses as a % of sales	18.6%	18.6%	―
Operating Income	$31,936	$22,791	+40%
Operating Income as a % of sales	8.8%	7.3%	+150 bpts
Net income	$19,771	$8,458	+134%
Net income as a % of sales	5.5%	2.7%	+280 bpts
Diluted net income per share	$0.59	$0.26	+127%

Off-Road vehicles (“ORV’) sales during the first quarter 2010, which includes sales of both core ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, increased 16 percent from the first quarter 2009. This increase reflects significant market share gains for both ATVs and side-by-sides driven by new product offerings including the recently introduced RANGER RZR 4, the Company’s first 4-seat sport side-by-side. The Company’s increase in ORV retail sales and market share also benefited from the success of its go-to-market business model called Max Velocity Program (“MVP”), which is currently in place with approximately 50 percent of the North American ORV dealer volume. North American retail sales to consumers for ORVs increased nearly 20 percent for the 2010 first quarter from the first quarter last year, with side-by-side vehicle retail sales increasing significantly while core ATV retail sales were about flat. Retail sales trends improved sequentially each month during the first quarter of 2010. North American dealer inventories of ORVs were down significantly during the 2010 first quarter, declining 34 percent when compared to 2009 first quarter levels. Sales of ORV to customers outside of North America increased over 40 percent in the first quarter 2010 when compared to the first quarter 2009, due to market share gains in both ATVs and side-by-side vehicles, positive mix benefit as more higher priced side-by-side vehicles were sold, higher selling prices and positive currency benefit from the weaker US dollar.

Snowmobile sales totaled $5.6 million for the 2010 first quarter compared to $8.2 million for the first quarter of 2009. The first quarter is historically a seasonally low quarter for snowmobile shipments. The decrease in sales was primarily the result of timing of shipments in the 2010 first quarter compared to the first quarter last year. Season-end North American dealer inventories of snowmobiles at March 31, 2010 are at acceptable levels. During the quarter the Company introduced 11 new model year 2011 snowmobiles with industry-leading innovation and technology including additional models with the award winning PRO-RIDE™ progressive rear suspension, reduced vehicle weight, improved durability and increased horsepower.

Sales of the On-Road division, which primarily consists of Victory motorcycles, increased 83 percent during the first quarter of 2010 when compared to the same period in 2009. This marks the 2nd straight quarter of market share gains and retail sales growth for Victory and reflects the acceptance of the new model year 2010 motorcycles including the new Cross Country™ and Cross Roads™ touring models. The heavyweight cruiser and touring motorcycle industry remained weak during the quarter, but Victory continued to benefit from aggressive and innovative efforts to accelerate growth. Victory motorcycles had strong retail sales during the 2010 first quarter, increasing in the mid-teens percent range in North America compared to the first quarter last year, resulting in market share gains for the quarter. North American dealer inventory of Victory motorcycles declined 25 percent in the 2010 first quarter compared to 2009 comparable levels. During the 2010 first quarter, Polaris added additional dealers for its electric powered low emission vehicle, the Polaris Breeze™, to further penetrate the master planned community market segment.

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent during the first quarter 2010 compared to the same period last year primarily due to increased RANGER™ side-by-side vehicle related PG&A sales.

Gross profit as a percentage of sales was 26.2 percent for the first quarter of 2010, an increase of 170 basis points from 24.5 percent for the first quarter of 2009. Gross profit dollars increased 24 percent to $94.9 million for the first quarter of 2010 compared to $76.4 million for the first quarter of 2009. The increase in gross profit dollars and the 170 basis points increase in the gross profit margin percentage in the first quarter 2010 resulted primarily from continued product cost reduction efforts, higher selling prices and favorable currency movements compared to the first quarter of last year.

Operating expenses for the first quarter 2010 increased 16 percent to $67.2 million or 18.6 percent of sales compared to $58.0 million or 18.6 percent of sales for the first quarter of 2009. Operating expenses in absolute dollars for the first quarter 2010 increased primarily due to the increase in incentive compensation plan expenses that were temporarily reduced last year during the extremely uncertain economic environment and the current higher stock price and higher expected profitability for 2010.

Income from financial services was $4.3 million during first quarter 2010 compared to $4.4 million in the first quarter of 2009.

The non-cash Impairment charge on securities held for sale was $0.0 for the first quarter 2010. In the first quarter 2009 the Company recorded a $9.0 million, pretax, or $0.18 per diluted share impairment charge on securities held for sale. During the first quarter 2009, the Company determined that the decline in the market value of the KTM shares owned by the Company was other than temporary and therefore recorded the decrease in the fair value of the investment as a charge to the income statement as of March 31, 2009.

Financial position and cash flow

Net cash provided by operating activities totaled $3.8 million for the first quarter ended March 31, 2010, a significant improvement from cash used for operating activities totaling $33.1 million in the first quarter of 2009. Higher net income and lower working capital requirements for the 2010 first quarter compared to the first quarter last year are the primary reasons for the increased cash provided by operating activities. Borrowings under the credit agreement were $200.0 million at March 31, 2010 compared to $244.0 million at March 31, 2009. Cash and cash equivalents improved to $124.4 million at March 31, 2010 compared to $17.9 million for the same period last year. The Company’s debt-to-total capital ratio was 48 percent at March 31, 2010, compared to 64 percent at the same time last year.

Dividend declared

The Polaris Board of Directors has authorized the payment of a regular quarterly cash dividend of $0.40 per share payable May 17, 2010 to shareholders of record as of May 3, 2010.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2010 first quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #50080804.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.

About Polaris

With annual 2009 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are making in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Small-Cap 600 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2010 sales, shipments, net income, net income per share and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months
	Ended March 31,
	2010	2009
Sales	$361,708	$312,024
Cost of Sales	266,794	235,590
Gross profit	94,914	76,434
Operating expenses
Selling and marketing	30,098	27,328
Research and development	18,738	16,600
General and administrative	18,398	14,119
Total operating expenses	67,234	58,047

Income from financial services	4,256	4,404
Operating Income	31,936	22,791

Non-operating Expense (Income):
Interest expense	699	1,051
Impairment charge on securities held for sale	-	8,952
Other expense (income), net	180	(3)
Income before income taxes	31,057	12,791

Provision for Income Taxes	11,286	4,333
Net Income	$19,771	$8,458

Basic Net Income per share	$0.60	$0.26

Diluted Net Income per share	$0.59	$0.26

Weighted average shares outstanding:
Basic	33,069	32,266
Diluted	33,750	32,559

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

Subject to Reclassification
(In Thousands)	March 31, 2010	March 31, 2009

Assets
Current Assets:
Cash and cash equivalents	$124,395	$17,895
Trade receivables, net	91,335	57,581
Inventories, net	180,316	245,600
Prepaid expenses and other	18,682	12,503
Income taxes receivable	-	4,278
Deferred income taxes	61,667	75,894
Total current assets	476,395	413,751

Property and equipment, net	189,433	214,298
Investments in finance affiliate	37,422	47,741
Investments in manufacturing affiliates	9,792	11,466
Goodwill and intangible assets, net	27,890	24,540
Total Assets	$740,932	$711,796

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$89,722	$104,823
Accrued expenses:
Compensation	39,190	22,083
Warranties	22,344	24,244
Sales promotions and incentives	65,805	72,263
Dealer holdback	48,068	53,666
Other	38,800	36,919
Income taxes payable	3,562	7,377
Current liabilities of discontinued operations	1,850	1,850
Total current liabilities	309,341	323,225

Long term income taxes payable	5,087	4,938
Deferred income taxes	14,143	1,966
Borrowings under credit agreement	200,000	244,000
Total liabilities	528,571	574,129

Shareholders’ Equity:
Total shareholders' equity	212,361	137,667

Total Liabilities and Shareholders' Equity	$740,932	$711,796

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For the Three Months Ended
(In Thousands)	March 31,
(Unaudited)	2010	2009

Operating Activities:
Net income	$19,771	$8,458
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Noncash impairment charge on securities held for sale	—	8,952
Depreciation and amortization	16,037	15,089
Noncash compensation	3,559	2,334
Noncash income from financial services	(1,204)	(1,135)
Noncash loss from manufacturing affiliates	643	63
Deferred income taxes	2,466	(1,984)
Changes in current operating items:
Trade receivables	(930)	41,017
Inventories	(1,001)	(23,288)
Accounts payable	14,065	(11,163)
Accrued expenses	(44,658)	(74,449)
Income taxes payable/receivable	(3,041)	4,082
Prepaid expenses and others, net	(1,901)	(1,093)
Net cash provided by continuing operations	3,806	(33,117)
Net cash flow used for discontinued operations	-	-
Net cash provided by (used for) operating activities	3,806	(33,117)

Investing Activities:
Purchase of property and equipment	(8,126)	(13,666)
Investments in finance affiliate, net	5,114	4,960
Acquisition of business, net of cash acquired	(2,500)	-
Net cash (used for) investing activities	(5,512)	(8,706)

Financing Activities:
Borrowings under credit agreement	-	152,000
Repayments under credit agreement	-	(108,000)
Repurchase and retirement of common shares	(27,166)	(282)
Cash dividends to shareholders	(13,096)	(12,424)
Proceeds from stock issuances under employee plans	22,125	1,691
Tax effect of proceeds from stock based compensation exercises	3,998	(394)

Net cash (used for) provided by financing activities	(14,139)	32,591

Net decrease in cash and cash equivalents	(15,845)	(9,232)

Cash and cash equivalents at beginning of period	140,240	27,127

Cash and cash equivalents at end of period	$124,395	$17,895

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500